EXHIBIT 99.1

Press Release

AVIS BUDGET GROUP REPORTS INCREASED REVENUE

AND EARNINGS FOR FIRST QUARTER 2011

•	Revenue increased 7% compared with first quarter 2010.

•	Adjusted EBITDA more than doubled and margins expanded 330 basis points, excluding certain items.

•	Net income was $7 million compared with a loss in first quarter 2010.

Parsippany, N.J., May 3, 2011 – Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its first quarter ended March 31, 2011. The Company reported revenue of $1.2 billion, an increase of 7% compared with 2010. Excluding certain items, Adjusted EBITDA increased 113% to $83 million and Adjusted EBITDA margin expanded by 330 basis points compared to the prior year first quarter. Net income increased to $12 million, excluding costs related to the potential acquisition of Dollar Thrifty. Reported net income, which includes those costs, was $7 million.

“We delivered solid revenue and earnings growth in the quarter as improved travel trends, a continued focus on productivity and cost containment, and lower-than-expected fleet costs more than overcame the weather-related disruptions we faced,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Our near-term strategic growth initiatives are well under way, our new marketing programs are resonating with customers, and we are excited about the investments we are making to drive profitable revenue growth.”

Executive Summary

Revenue increased 7% in first quarter 2011 compared to first quarter 2010 primarily due to a 7% increase in rental day volume, partially offset by 1% lower pricing. Ancillary revenues, excluding gas and customer recoveries, grew 3% on a per-rental-day basis. Excluding certain items, first quarter Adjusted EBITDA increased 113% to $83 million, with Adjusted EBITDA margins improving by 330 basis points. The increase in margin was primarily due to an 11% decline in per-unit fleet costs, including gains and losses on vehicle dispositions, lower vehicle financing costs and incremental savings from our cost-saving initiatives, partially offset by higher marketing costs.

Business Segment Discussion

The following discussion of first quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2011	2010	% change
Revenue	$929	$880	6%
Adjusted EBITDA	$57	$16	256%

Revenue increased 6% primarily due to a 7% increase in volume, partially offset by a 3% decline in pricing. Adjusted EBITDA increased $41 million driven by a 16% decrease in per-unit fleet costs, 4% growth in ancillary revenues on a per-rental-day basis, and our cost-saving initiatives. Adjusted EBITDA includes $1 million of restructuring costs in first quarter 2010.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2011	2010	% change
Revenue	$231	$201	15%
Adjusted EBITDA	$30	$29	3%

Revenue increased 15% primarily due to a 7% increase in rental days and a 7% increase in pricing; excluding foreign-exchange effects, pricing declined 1%. The decline in pricing reflects difficult comparisons with the prior year’s first quarter, when pricing increased 8%, excluding foreign-exchange effects. Adjusted EBITDA was essentially unchanged, excluding exchange-rate effects, as floods in Australia and the earthquake in New Zealand, two of our largest International markets, impacted travel demand in those countries.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2011	2010	% change
Revenue	$75	$71	6%
Adjusted EBITDA	$0	$(4)	NA

Truck rental revenue increased 6% primarily due to a 17% increase in rental days and a 7% decline in pricing. The growth in volume, and the decline in pricing, reflected the substantial growth we achieved in commercial rentals, which have a longer length of rental but lower pricing. Adjusted EBITDA improved primarily as a result of increased revenue and higher vehicle utilization, which increased 23% year-over-year.

Other Items

•

Potential Acquisition of Dollar Thrifty — The Company continues to pursue the acquisition of Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), the fourth-largest car rental company in the United States. Avis Budget Group and Dollar Thrifty have been

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working together to obtain antitrust clearance for the proposed acquisition. In the first quarter, we incurred $9 million of expense related to this potential transaction, including approximately $7 million of acquisition-related interest expense.

•

Fleet Financing — In March 2011, the Company amended the terms of its $2.05 billion vehicle-backed bank conduit facility used to help finance the Company’s Domestic Car Rental fleet. This amendment reduced the borrowing spreads the Company will pay on vehicle-backed borrowings, and is expected to generate an estimated $6 million of savings in 2011.

•

Corporate Financing — In May 2011, the Company expanded and extended its principal $1.2 billion corporate revolving credit facility to mature in 2016. As a result, the Company reduced its borrowing spreads under the facility by 150 basis points, which is expected to generate more than $5 million of interest expense savings in 2011.

Outlook

The Company believes it is well positioned for the ongoing rebound in travel volume. In addition, the strategic initiatives the Company is implementing to accelerate profitable growth are expected to benefit results in 2011 and beyond.

•

The Company now estimates its domestic vehicle depreciation costs will decline 5-8% on a per-unit basis in 2011 compared with 2010, as vehicle residual values during the first four months of 2011 have been significantly stronger than previously expected.

•	The Company plans to keep its rental fleet in line with rental demand, which will result in year-over-year utilization remaining fairly steady.

•

The Company expects its initiatives to reduce costs and enhance productivity will provide $50-60 million of incremental savings in 2011 compared to 2010, bringing the annual savings from the Company’s actions since 2008 to $560-570 million.

•	The Company expects that its effective tax rate in 2011 will be approximately 38-40%.

Avis Budget Group generally does not provide volume, pricing, revenue or income projections.

Investor Conference Call

Avis Budget Group will host a conference call to discuss first quarter results on May 4, 2011, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 12:00 p.m. (ET) on May 4 until 8:00 p.m. (ET) on May 18 at (402) 220-9670, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group is a leading vehicle rental operator in the United States, Canada, Australia, New Zealand and certain other regions through its Avis and Budget brands. The Company also licenses its vehicle rental brands in more than 100 countries, enabling Avis and Budget to serve commercial and leisure travelers throughout the world. Avis Budget Group is

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headquartered in Parsippany, N.J. and has more than 21,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, our potential acquisition of Dollar Thrifty, and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the ability, terms, and timing to consummate the potential transaction between the Company and Dollar Thrifty and the ability and timing to obtain regulatory approvals and financing (and any conditions thereto), the Company’s ability to promptly and effectively integrate the businesses of Dollar Thrifty and Avis Budget, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected costs for new vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, lower-than-anticipated airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings, litigation, and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2010, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities

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laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

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Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended March 31,
	2011	2010	% Change
Income Statement Items
Net revenues	$1,235	$1,153	7%
Income (loss) before income taxes	11	(66)	*
Net income (loss)	7	(38)	*
Earnings (loss) per share - Diluted	0.06	(0.37)	*

Excluding Certain Items (non-GAAP) (A)
Net revenues	$1,235	$1,153	7%
Income (loss) before income taxes	20	(25)	*
Net income (loss)	12	(13)	*
Earnings (loss) per share - Diluted	0.11	(0.13)	*
	As of
	March 31, 2011	December 31, 2010
Balance Sheet Items
Cash and cash equivalents	$913	$911
Vehicles, net	7,088	6,422
Debt under vehicle programs	5,111	4,515
Corporate debt	2,499	2,502
Stockholders’ equity	438	410

Segment Results
	Three Months Ended March 31,
	2011	2010	% Change
Net Revenues
Domestic Car Rental	$929	$880	6%
International Car Rental	231	201	15%
Truck Rental	75	71	6%
Corporate and Other	—	1	*

Total Company	$1,235	$1,153	7%

Adjusted EBITDA (B)
Domestic Car Rental	$57	$16	256%
International Car Rental	30	29	3%
Truck Rental	—	(4)	*
Corporate and Other	(6)	(3)	*

Total Company	$81	$38	113%

Reconciliation of Adjusted EBITDA to Pretax Income (Loss)
Total Company Adjusted EBITDA	$81	$38
Less: Non-vehicle related depreciation and amortization	23	23
Interest expense related to corporate debt, net
Interest expense	47	41
Early extinguishment of debt	—	40

Income (loss) before income taxes	$11	$(66)	*

*	Not meaningful.
(A)	During the three months ended March 31, 2011, we recorded certain items of $9 million, consisting of $7 million ($4 million, net of tax) of interest expense and $2 million ($1 million, net of tax) of general and administrative expenses related to the potential acquisition of Dollar Thrifty.

During the three months ended March 31, 2010, we recorded certain items of $41 million, consisting of $40 million ($24 million, net of tax) in expense related to the early extinguishment of corporate debt and $1 million ($1 million, net of tax) in restructuring charges.

(B)	See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $9 million in first quarter 2011 and $14 million in first quarter 2010.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended March 31,
	2011	2010
Revenues
Vehicle rental	$918	$866
Other	317	287

Net revenues	1,235	1,153

Expenses
Operating	659	612
Vehicle depreciation and lease charges, net	276	297
Selling, general and administrative	156	131
Vehicle interest, net	63	74
Non-vehicle related depreciation and amortization	23	23
Interest expense related to corporate debt, net
Interest expense	47	41
Early extinguishment of debt	—	40
Restructuring charges	—	1

Total expenses	1,224	1,219

Income (loss) before income taxes	11	(66)
Provision for/(benefit from) income taxes	4	(28)

Net income (loss)	$7	$(38)

Earnings per share
Basic	$0.07	$(0.37)
Diluted	$0.06	$(0.37)

Weighted average shares outstanding
Basic	104.6	102.6
Diluted	106.8	102.6

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended March 31,
	2011	2010	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	17,189	16,078	7%
Time and Mileage Revenue per Day	$40.74	$41.82	(3%)
Average Rental Fleet	263,050	248,919	6%

International Car Rental Segment

Rental Days (000’s)	3,123	2,924	7%
Time and Mileage Revenue per Day (A)	$50.57	$47.31	7%
Average Rental Fleet	50,082	47,408	6%

Total Car Rental

Rental Days (000’s)	20,312	19,002	7%
Time and Mileage Revenue per Day	$42.25	$42.67	(1%)
Average Rental Fleet	313,132	296,327	6%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	910	780	17%
Time and Mileage Revenue per Day	$66.04	$70.73	(7%)
Average Rental Fleet	26,003	27,368	(5%)

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the change in time and mileage per day, 8 percentage points are due to movements in foreign-exchange rates, with time and mileage revenue per day decreasing by 1 percentage point excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Three Months Ended March 31, 2011
Operating Activities
Net cash used in operating activities exclusive of vehicle programs	$(28)
Net cash provided by operating activities of vehicle programs	305

Net cash provided by operating activities	277

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(6)
Net cash used in investing activities of vehicle programs	(854)

Net cash used in investing activities	(860)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(2)
Net cash provided by financing activities of vehicle programs	588

Net cash provided by financing activities	586

Effect of changes in exchange rates on cash and cash equivalents	(1)

Net increase in cash and cash equivalents	2
Cash and cash equivalents, beginning of period	911

Cash and cash equivalents, end of period	$913

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Three Months Ended March 31, 2011
Pretax income	$11
Addback of non-cash, non-vehicle related depreciation and amortization	23
Working capital and other	(2)
Capital expenditures	(8)
Tax payments, net of refunds	(18)
Vehicle programs and (gain) loss on vehicle sales (B)	—

Free Cash Flow	6

Borrowings, net	(2)
Financing costs, foreign exchange effects and other	(2)

Net increase in cash and cash equivalents (per above)	$2

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Three Months Ended March 31, 2011
Free Cash Flow (per above)	$6
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	854
Financing activities of vehicle programs	(588)
Capital expenditures	8
Proceeds received on asset sales	(3)

Net Cash Provided by Operating Activities (per above)	$277

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA

The accompanying press release presents Adjusted EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP, and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Certain items

The accompanying press release presents Adjusted EBITDA and income before income taxes for the three months ended March 31, 2011, excluding certain items. Table 1 presents income before income taxes, net income and earnings per share, excluding certain items. For the three months ended March 31, 2011, certain items consisted of $7 million ($4 million, net of tax) of interest expense and $2 million ($1 million, net of tax) of general and administrative expenses related to the potential acquisition of Dollar Thrifty. Reconciliations of Adjusted EBITDA and net income, excluding certain items to net income are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude due-diligence expenses and other certain costs related to a potential acquisition of Dollar Thrifty as such items are not representative of the results of operations of our business for the three months ended March 31, 2011.

Three Months Ended March 31, 2011
Reconciliation of Adjusted EBITDA, excluding certain items to net income:

Adjusted EBITDA, excluding certain items	$83

Less: Non-vehicle related depreciation and amortization	23
Interest expense related to corporate debt, net (excluding interest expense related to the possible acquisition of Dollar Thrifty)	40

Income before income taxes, excluding certain items	20

Less certain items:
Acquisition-related interest	7
Acquisition-related expenses	2

Income before income taxes	11
Provision from income taxes	4

Net income	$7

Reconciliation of net income, excluding certain items to net income:

Net income, excluding certain items	$12
Less certain items, net of tax:
Acquisition-related interest	4
Acquisition-related expenses	1

Net income	$7

Earnings per share, excluding certain items (diluted)	$0.11

Earnings per share (diluted)	$0.06

Shares used in non-GAAP per share calculation (diluted)	128.0

The accompanying press release presents Adjusted EBITDA and loss before income taxes for the three months ended March 31, 2010, excluding unusual items. Table 1 presents loss before income taxes, net loss and earnings per share, excluding unusual items. For the three months ended March 31, 2010, unusual items consisted of (i) $40 million for the early extinguishment of corporate debt and (ii) $1 million for restructuring expenses. Reconciliations of Adjusted EBITDA and net loss, excluding unusual items to net loss are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expenses and debt-extinguishment costs as such items are not representative of the results of operations of our business for the three months ended March 31, 2010.

Three Months Ended March 31, 2010
Reconciliation of Adjusted EBITDA, excluding certain items to net loss:

Adjusted EBITDA, excluding certain items	$39

Less: Non-vehicle related depreciation and amortization	23
Interest expense related to corporate debt, net (excluding debt-extinguishment costs)	41

Loss before income taxes, excluding unusual items	(25)

Less certain items:
Early extinguishment of debt	40
Restructuring charges	1

Loss before income taxes	(66)
Benefit from income taxes	(28)

Net loss	$(38)

Reconciliation of net loss, excluding unusual items to net loss:

Net loss, excluding unusual items	$(13)
Less unusual items, net of tax:
Early extinguishment of debt	24
Restructuring charges	1

Net loss	$(38)

Earnings per share, excluding unusual items (diluted)	$(0.13)

Earnings per share (diluted)	$(0.37)

Shares used in non-GAAP per share calculations (diluted)	102.6

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.